                                                Filed Pursuant to Rule 424(b)(3)
                                                       Regulation No. 333-105242

 PRICING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT NO. 342 DATED DECEMBER 9, 2003
                                   -- NO. 354

                              [GOLDMAN SACHS LOGO]

                          THE GOLDMAN SACHS GROUP, INC.

                           Medium-Term Notes, Series B

                                  $9,999,251.82

               4.8% Mandatory Exchangeable Notes due January 2005

             (Exchangeable for Common Stock of Cisco Systems, Inc.)

       This pricing supplement and the accompanying prospectus supplement no. 342, relating to the mandatory exchangeable notes, should be read together. Because the mandatory exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 342 should also be read with the accompanying prospectus dated May 21, 2003, as supplemented by the accompanying prospectus supplement dated December 9, 2003. Terms used here have the meanings given them in the accompanying prospectus supplement no. 342, unless the context requires otherwise.

       The mandatory exchangeable notes offered by this pricing supplement, which we call the "offered notes", have the terms described in the accompanying prospectus supplement no. 342, as supplemented or modified by the following:

ISSUER:  The Goldman Sachs Group, Inc.

FACE AMOUNT: each offered note will have a face amount equal to $25.6194, which is the initial index stock price; the aggregate face amount for all the offered notes is $9,999,251.82

ORIGINAL ISSUE PRICE: 100% of the face amount

NET PROCEEDS TO THE ISSUER:  99.9% of the face amount

TRADE DATE:  January 7, 2004

SETTLEMENT DATE (ORIGINAL ISSUE DATE):  January 14, 2004

STATED MATURITY DATE: January 18, 2005, unless extended for up to six business days

INTEREST RATE (COUPON):  4.8% per year

INTEREST PAYMENT DATES: January 18, April 18, July 18, and October 18 in each year, beginning on April 18, 2004

REGULAR RECORD DATES: for the interest payment dates specified above, January 11, April 12, July 12 and
October 11, respectively

INDEX STOCK AND INDEX STOCK ISSUER:  common stock of
Cisco Systems, Inc.

CUSIP NO.: 38143U663

       Your investment in the notes involves certain risks. We encourage you to read "Additional Risk Factors Specific to Your Note" beginning on page S-3 of the accompanying prospectus supplement no. 342 so that you may better understand those risks. The offered notes are not principal-protected and the payment amount is capped.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.

                    PRICING SUPPLEMENT DATED JANUARY 7, 2004.

PRINCIPAL AMOUNT:                         On the stated maturity date, each
                                          offered note will be exchanged for
                                          index stock at the exchange rate or,
                                          at the option of Goldman Sachs, for
                                          the cash value of that stock based on
                                          the final index stock price.

EXCHANGE RATE:

                                          If the final index stock price equals
                                          or exceeds the threshold appreciation
                                          price, then the exchange rate will
                                          equal the threshold fraction times one
                                          share of index stock for each
                                          $25.6194 of the outstanding face
                                          amount. Otherwise, the exchange rate
                                          will equal one share of the index
                                          stock for each $25.6194 of the
                                          outstanding face amount. The exchange
                                          rate is subject to anti-dilution
                                          adjustment as described in the
                                          accompanying prospectus supplement no.
                                          342.


                                          Please note that the amount you
                                          receive for each $25.6194 of
                                          outstanding face amount on the stated
                                          maturity date will not exceed the
                                          threshold appreciation price and that
                                          it could be substantially less than
                                          $25.6194. You could lose your entire
                                          investment in the offered notes.


INITIAL INDEX STOCK PRICE:                $25.6194 per share.


FINAL INDEX STOCK PRICE:                  The closing price of one share of the
                                          index stock on the determination date,
                                          subject to anti-dilution adjustment.

THRESHOLD APPRECIATION PRICE:             The initial index stock price times
                                          1.20, which equals $30.7433 per share.


THRESHOLD FRACTION:                       The threshold appreciation price
                                          divided by the final index stock
                                          price.

NO LISTING:                               The offered notes will not be listed
                                          on any securities exchange or
                                          interdealer market quotation system.

CISCO SYSTEMS, INC.:                      According to its publicly available
                                          documents, Cisco Systems, Inc.
                                          manufactures and sells networking and
                                          communications products and provides
                                          services associated with that
                                          equipment and its use. Information
                                          filed with the SEC by the index stock
                                          issuer under the Exchange Act can be
                                          located by referencing its SEC file
                                          number: 000-18225.


HISTORICAL TRADING PRICE                  The index stock is traded on the
INFORMATION:                              Nasdaq National Market System under
                                          the symbol "CSCO". The following table
                                          shows the quarterly high and low
                                          trading prices and the quarterly
                                          closing prices for the index stock on
                                          the Nasdaq National Market System for
                                          the four calendar quarters in each of
                                          2002 and 2003 and for the first
                                          calendar quarter in 2004, through
                                          January 7, 2004. We obtained the
                                          trading price information shown below
                                          from Bloomberg Financial Services,
                                          without independent verification.

                                     HIGH       LOW      CLOSE
                                     ----       ---      -----
2002
  Quarter ended March 31...........  21.84     14.15      16.93
  Quarter ended June 30............  17.55     12.278     13.95
  Quarter ended September 30.......  15.29     10.39      10.48
  Quarter ended December 31........  15.48      8.12      13.1

2003
  Quarter ended March 31...........  15.63     12.33      12.98
  Quarter ended June 30............  19.1      12.8       16.79
  Quarter ended September 30.......  21.56     16.57      19.59
  Quarter ended December 31........  24.6      19.24      24.23

2004
  Quarter ending March 31
     (through January 7, 2004).....  25.73     24.16      25.56
  Closing price on January 7, 2004.                       25.56



                                          As indicated above, the market price
                                          of the index stock has been highly
                                          volatile during recent periods. It is
                                          impossible to predict whether the
                                          price of the index stock will rise or
                                          fall, and you should not view the
                                          historical prices of the index stock
                                          as an indication of future
                                          performance. See "Additional Risk
                                          Factors Specific to Your Note --
                                          The Market Price of Your Note May Be
                                          Influenced by Many Unpredictable
                                          Factors" in the accompanying
                                          prospectus supplement no. 342.



HYPOTHETICAL PAYMENT AMOUNT:              The table below shows the hypothetical
                                          payment amounts that we would deliver
                                          on the stated maturity date in
                                          exchange for each $25.6194 of the
                                          outstanding face amount of your note,
                                          if the final index stock price were
                                          any of the hypothetical prices shown
                                          in the left column. For this purpose,
                                          we have assumed that there will be no
                                          anti-dilution adjustments to the
                                          exchange rate and no market disruption
                                          events.

                                          The prices in the left column
                                          represent hypothetical closing prices
                                          for one share of index stock on the
                                          determination date and are expressed
                                          as percentages of the initial index
                                          stock price, which equals $25.6194 per
                                          share. The amounts in the right column
                                          represent the hypothetical cash value
                                          of the index stock to be exchanged,
                                          based on the corresponding
                                          hypothetical final index stock prices,
                                          and are also expressed as percentages
                                          of the initial index stock price.
                                          Thus, a hypothetical payment amount of
                                          100% means that the cash value of the
                                          index stock that we would deliver in
                                          exchange for each $25.6194 of the
                                          outstanding face amount of your note
                                          on the stated maturity date would
                                          equal 100% of the initial index stock
                                          price, or $25.6194, based on the
                                          corresponding hypothetical final index
                                          stock price and the assumptions noted
                                          above.

 HYPOTHETICAL FINAL INDEX           HYPOTHETICAL PAYMENT
   STOCK PRICE AS % OF                 AMOUNTS AS % OF
INITIAL INDEX STOCK PRICE         INITIAL INDEX STOCK PRICE
-------------------------         -------------------------
           175%                              120%
           150%                              120%
           125%                              120%
           120%                              120%
           115%                              115%
           100%                              100%
            75%                               75%
            50%                               50%
             0%                                0%


                                        The payment amounts shown above are
                                        entirely hypothetical; they are based
                                        on market prices for the index stock
                                        that may not be achieved on the
                                        determination date and on assumptions
                                        that may prove to be erroneous. The
                                        actual market value of your note on
                                        the stated maturity date or at any
                                        other time, including any time you may
                                        wish to sell your note, may bear
                                        little relation to the hypothetical
                                        payment amounts shown above, and those
                                        amounts should not be viewed as an
                                        indication of the financial return on
                                        an investment in the offered notes or
                                        on an investment in the index stock.
                                        Please read "Additional Risk Factors
                                        Specific to Your Note" and
                                        "Hypothetical Payment Amounts on Your
                                        Note" in the accompanying prospectus
                                        supplement no. 342.


                                        Payments on your note may be
                                        economically equivalent to the amounts
                                        that would be paid on a combination of
                                        other instruments. For example,
                                        payments on your note may be
                                        economically equivalent to the amounts
                                        that would be paid on a combination of
                                        an interest bearing bond bought, and
                                        an option sold, by the holder (with an
                                        implicit option premium paid over time
                                        to the holder). The discussion in this
                                        paragraph does not modify or affect
                                        the terms of the offered notes or the
                                        United States income tax treatment of
                                        the offered notes as described under
                                        "Supplemental Discussion of Federal
                                        Income Tax Consequences" in the
                                        accompanying prospectus supplement no.
                                        342.

HEDGING: In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of the index stock on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see
                                        "Additional Risk Factors Specific to
                                        Your Note -- Our Business
                                        Activities May Create Conflicts of
                                        Interest Between You and Us" and "Use
                                        of Proceeds and Hedging" in the
                                        accompanying prospectus supplement no.
                                        342.